Exhibit 8.1

October 21, 2013	Fulbright & Jaworski LLP 666 Fifth Avenue, 31st Floor New York, New York 10103-3198 United States

Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

Mercury Energy, Inc. 36 Midland Avenue Port Chester, NY 10573

Ladies and Gentlemen:

We have acted as counsel to Mercury Energy, Inc., a Delaware corporation (“Mercury”), with respect to the Agreement and Plan of Merger, dated as of August 8, 2013 (the “Merger Agreement”), entered into by and among Real Goods Solar, Inc., a Colorado corporation (“Real Goods”), Real Goods Mercury, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Real Goods (“Merger Sub”), and Mercury, and the transaction contemplated under the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement. In connection therewith, Mercury has requested our opinion regarding the description in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Real Goods Solar, Inc. (File No. 333-191065) (such Registration Statement, the “Registration Statement”) of the material federal income tax consequences of the Merger to the stockholders of Mercury.

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth, accuracy and completeness, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.	The Merger Agreement;

2.	The Registration Statement;

3.	Representations and certifications in an Officer’s Certificate provided to us by Real Goods and in an Officer’s Certificate provided to us by Mercury (together the “Officers’ Certificates”); and

4.	Such other instruments and documents related to the information, organization and operation of Real Goods, Merger Sub and Mercury, and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

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In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

a)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b)	All representations, certifications, warranties and statements made or agreed to by Real Goods, Merger Sub and Mercury, and by their respective management, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including exhibits thereto) and in each of the Officer’s Certificates provided to us are true and accurate at all relevant times;

c)	All covenants and additional agreements contained in the Merger Agreement (including exhibits thereto) have been and will be performed without waiver or breach of any material provision thereof;

d)	The Merger will be consummated in the manner contemplated in the Registration Agreement and in accordance with the Merger Agreement without any waiver or breach of any material provision thereof;

e)	The Merger will be effective under applicable state law; and

f)	Any representation, certification or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

This opinion is dependent upon the truth, accuracy and completeness of the facts, representations, covenants, certifications, warranties, statements, agreements and assumptions referenced above, including but not limited to those set forth in each of the Officer’s Certificates of Real Goods and Mercury. We have relied upon those facts, representations, covenants, certifications, warranties, statements, agreements and assumptions without any independent investigation or verification of their accuracy or completeness. Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

In addition, our opinion is subject to the qualifications, conditions, limitations and assumptions in the discussion set forth herein and under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus contained in the Registration Statement.

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Based solely on and subject to the foregoing and the qualifications set forth in the joint proxy statement/prospectus contained in the Registration Statement, we confirm that the discussion set forth in the joint proxy statement/prospectus contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger”, in so far as it expresses conclusions as to the application of United States federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the stockholders of Mercury.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP